Exhibit 10.4

                                                       April 4, 2007

Mr. Michael J. Ferrantino, Jr.
12 Martingale Lane
Andover, MA  01810

Dear Mike:

     This letter will confirm the agreement between Valpey-Fisher Corporation (the "Company") and you concerning a retention bonus payable to you under certain circumstances.

     As you are aware, the Company is currently exploring strategic alternatives which could include merger or sale. As an incentive for your continued employment with the Company, and your efforts on behalf of the strategic alternatives, the Company hereby agrees to pay you a bonus of one times your current base salary in the event of a change in control of the Company prior to September 30, 2008. Payment of the bonus will be made immediately following the change in control. The payment is contingent on your continued employment with the Company through, and immediately following any change in control on or before, September 30, 2008.

     For the purposes of this letter, a change in control of the Company shall occur:

          a) if any "Person", as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "exchange Act") (provided that the term "Person" shall not include Theodore Valpey, Jr., the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 70% or more of the combined voting power of the Company's then outstanding securities;

          b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation; other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 30% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no "Person" (as hereinabove defined) acquires 70% or more of the combined voting power of the Company's then outstanding securities; or

          c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     Please indicate your agreement by signing this letter in the space provided below.

                                                       Sincerely,

                                                       VALPEY-FISHER CORPORATION

                                                       By /s/ Ted Valpey, Jr.
                                                          -------------------
                                                          Ted Valpey, Jr.
                                                          Chairman

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AGREED AND ACCEPTED:
/s/ Michael J. Ferrantino, Jr.
------------------------------
Michael J. Ferrantino, Jr.
Date: 4/4/07
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